EXHIBIT 5.21

CONSENT OF MICHELLE FRASER, P. GEO.

The undersigned hereby consents to the use of the portions of the report prepared by the undersigned entitled “NI 43-101 Technical Report Hardrock Project Ontario, Canada” with an effective date of December 16, 2020, and with an issue date of January 26, 2021, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Michelle Fraser
By: Michelle Fraser, P. Geo.

Dated: November 21, 2022